Exhibit 99.1

Porter Bancorp, Inc. Announces Record Earnings for the Third Quarter 2006

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 26, 2006--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with offices in Louisville and throughout central Kentucky, today reported results for the third quarter and nine months ended September 30, 2006. The Company reported net income of $3.8 million and $10.6 million for the three months and nine months ended September 30, 2006, respectively. This compares to net income of $3.7 million and $10.6 million for the same periods in 2005. Additionally, on an adjusted pro forma basis, this compares to net income of $3.1 million and $9.1 million for the same periods in 2005. Basic and diluted earnings per share was $ .59 and $1.67 for the three months and nine months ended September 30, 2006, respectively, compared to $.63 and $1.80 for the same periods in 2005 and on an adjusted pro forma basis

$.49 and $1.43 for the same periods in 2005. The pro forma adjustments present the Company's 2005 results as if its acquisition of minority interests in subsidiary banks and the termination of its S corporation status, which were effective on December 31, 2005, were in effect for all of 2005.

"We are pleased to report a continuing trend of earnings growth and we are optimistic about the future of our Company," stated Maria L. Bouvette, President and Chief Executive Officer. "We fully understand our responsibility to our shareholders and we are very appreciative of their support for us."

Total assets declined by $13.7 million during the quarter due to the utilization of cash and cash equivalents for planned reductions in borrowings and the non-renewal of national market certificates of deposit. Loans increased by $2.9 million and core transactional deposit accounts increased by $20.1 million.

Other highlights for the third quarter include the successful completion of the Company's initial public offering on September 22, 2006, the repayment of $9.5 million in debt incurred to acquire minority interests in 2005, and an improvement in non-performing asset levels from June 30, 2006. In its public offering, the Company issued 1,250,000 new shares at a price of $24.00 per share.

"Despite a flat yield curve, we experienced only modest compression of our net interest margin which remained strong at 3.95% and 4.00% for the quarter and year to date, respectively," said Bouvette.

Net interest income was $9,279,000 for the three months ended September 30, 2006, an increase of $38,000, or 0.4%, compared with $9,241,000 for the same period in 2005. Net interest income was $27,733,000 for the nine months ended September 30, 2006, an increase of $1,148,000, or 4.3%, compared with $26,585,000 for the same period in 2005. The overall increase in net interest income was attributable to an increase in overall loan volume offset by the reduction in net interest margin reflecting the effect of a flattening yield curve.

Provision for loan losses decreased $439,000 to $276,000 for the three months ended September 30, 2006 and $739,000 to $1,029,000 for the nine months ended September 30, 2006 compared to the same periods ended September 30, 2005. In connection with our reorganization and consolidation of our loan review processes during 2005, we conducted a thorough review of our loan portfolio resulting in an increased provision for loan losses. We assess the adequacy of our loan loss reserve each quarter and make the appropriate provision for loan losses based on that assessment.

Non-interest income for the third quarter of 2006 decreased $45,000, or 3.3%, from the third quarter of 2005. Non-interest income for the nine months ended September 30, 2006 decreased $328,000, or 7.6%, in comparison to the same period last year. The decrease for both the third quarter and the first nine months of 2006 was primarily due to decreased income from service charges on deposit accounts and gains on sales of government guaranteed loans, reflecting the cyclical nature of originations and sales of this type of loan. Service charges on deposit accounts decreased as a result of changes in product fee structures that the Company believes will make certain products more competitive, thereby increasing product sales over time. These decreases in non-interest income were partially offset by increased income from gains on sales of loans originated for sale through the Bank's mortgage division, which we acquired in January 2006.

Non-interest expense for the quarter ended September 30, 2006 of $4.7 million represented a 5.4% decrease from $4.9 million for the third quarter of 2005. Non-interest expense for the nine months ended September 30, 2006 of $14.9 million represented a 1.1% increase from the $14.8 million for the same period last year. The decrease in non-interest expense for the quarter was primarily due to reduced employee benefit costs resulting from a change in the Company's group health benefit plan effective on July 1, 2006 and an increase in deferred direct loan origination costs. This decrease was partially offset by the increased advertising cost in connection with branding our Bank's new name, PBI Bank. The primary factors impacting non-interest expense for the nine month period were additional employee compensation expenses relating to planned growth in our lending staff; decreased group benefit plan costs; and the increased advertising cost. In addition, the Company implemented Statement of Financial Accounting Standards No. 123(r), "Share-Based Payment" (SFAS No. 123(r)) during the first quarter of 2006 resulting in the recognition of $41,000 and $106,000 in non-cash compensation expense in the third quarter and first nine months of 2006, respectively. No such expense was recorded in the comparative periods of 2005.

Total assets for the third quarter increased 3.5% to $999.7 million from $965.7 million at September 30, 2005. The Company's loan portfolio increased 2.7% to $817.4 million from $795.6 million at September 30, 2005 primarily due to in-house loan origination efforts of our lending staff. Deposits at September 30, 2006 increased by 1.7% to $802.4 million from $789.3 million at September 30, 2005 primarily due to an increase in both time deposits and transactional accounts from promotional efforts throughout the period.

In conclusion, Bouvette added "Overall we were very pleased with our performance during the third quarter. Although we did experience uncharacteristic paydown activity in our loan portfolio, which limited our net loan growth, we believe paydown levels have normalized going into the fourth quarter. We are optimistic we have regained our growth momentum as indicated by our robust loan production pipeline. We continue to see market expansion opportunities and we remain focused on our strategic initiatives."

PBIB-G

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations. Porter Bancorp's actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the "Risk Factors" section of the Company's Form S-1 Registration Statement (Reg. No. 333-133198) and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the third quarter and nine months ending September 30, 2006 follows.

PORTER BANCORP, INC. AND SUBSIDIARY

Unaudited Financial Information

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Income Statement Data
Interest income	$18,564	$15,903	$53,498	$44,917
Interest expense	9,285	6,662	25,765	18,332
Net interest income	9,279	9,241	27,733	26,585
Provision for loan losses	276	715	1,029	1,768
Net interest income after provision for loan losses	9,003	8,526	26,704	24,817
Non-interest income	1,317	1,362	4,013	4,341
Non-interest expense	4,653	4,919	14,940	14,771
Income before minority interest	5,667	4,969	15,777	14,387
Minority interest in net income
of consolidated subsidiaries	-	318	-	996
Income before income taxes	5,667	4,651	15,777	13,391
Income tax expense	1,858	947	5,135	2,827
Net income	$3,809	$3,704	$10,642	$10,564

Weighted average shares (basis & diluted)	6,454,730	5,868,224	6,373,656	5,868,224

Basic and diluted earnings per share	$0.59	$0.63	$1.67	$1.80
Cash dividends declared per share	$0.20	$0.48	$0.60	$1.11

Pro Forma Data (1)
Net income:
As reported	$3,809	$3,704	$10,642	$10,564
Adjustments:
Add back minority interests (2)	-	318	-	996
Additional taxes (3)	-	(743)	-	(2,065)
Acquisition funding (4)	-	(147)	-	(440)
Adjusted net income	$3,809	$3,132	$10,642	$9,055

Weighted Average Shares Outstanding
As reported and as adjusted for stock split	6,454,730	5,868,224	6,373,656	5,868,224
Shares issued in the Ascencia transaction	-	464,223	-	464,223
Adjusted shares outstanding	6,454,730	6,332,447	6,373,656	6,332,447

Basic and diluted earnings per share	$0.59	$0.49	$1.67	$1.43

  The pro forma adjustments present the Company's 2005 results as if its acquisition of minority interests in subsidiary banks and the termination of its S corporation status, which were effective on December 31, 2005, were in effect for all of 2005.

  This adjustment reflects the minority interests in subsidiaries in a corporate reorganization on December 31, 2005.

  This adjustment represents a tax rate of 34% applied to reported pre-tax income less reported tax expense to reflect the conversion from Subchapter S corporation to C corporation status effective December 31, 2005.

  Acquisition funding for the reorganization includes $9,500 in senior notes at an annual 6% interest rate and $5,313 in cash at an assumed annual 6% interest rate, net of tax at a 34% tax rate.

PORTER BANCORP, INC. AND SUBSIDIARY

Unaudited Financial Information

(in thousands, except share and per share data)
	September	June	March	December	September
	2006	2006	2006	2005	2005
Balance Sheet Data (at period end)
Total assets	$ 999,661	$ 1,013,372	$ 981,231	$ 991,481	$ 965,668
Total loans	817,421	814,489	807,736	791,951	795,643
Non-interest bearing deposits	67,534	66,064	64,949	62,379	63,356
Interest bearing deposits	734,884	746,126	745,015	744,200	725,935
Stockholders' equity	105,806	75,537	73,968	71,876	69,497
Shares outstanding	7,620,497	6,371,697	6,372,047	6,332,447	5,868,224
Book value per share	13.88	11.86	11.61	11.35	11.84
Tangible book value per share	12.15	9.95	9.60	9.32	10.93

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Average Balance Sheet Data
Average assets	$988,265	$955,716	$985,074	$932,519
Average assets -- pro forma (1)	-	961,397	-	929,222
Average loans	811,838	779,418	807,104	766,842
Average earning assets	940,831	916,693	936,821	894,947
Average deposits	797,908	779,376	803,569	765,539
Average long-term debt and advances	101,477	77,431	93,769	76,182
Average interest bearing liabilities	837,381	803,623	836,859	786,125
Average stockholders' equity	78,410	69,396	75,945	68,487
Average stockholders' equity -- pro forma (1)	-	71,724	-	69,778

Performance Ratios
Return on average assets	1.53%	1.54%	1.44%	1.51%
Return on average assets -- pro forma (1)	-	1.30	-	1.30
Return on average equity	19.27	21.18	18.74	20.62
Return on average equity -- pro forma (1)	-	17.47	-	17.30
Net interest margin, fully tax equivalent	3.95	4.04	4.00	4.01
Efficiency ratio	43.91	46.39	47.06	47.76

Asset Quality Data (at period end)
Non-performing loans			$9,972	$8,868
Allowance for loan losses to non-performing loans			126.91%	140.21%
Allowance for loan losses to portfolio loans			1.55	1.56
Non-performing loans to total portfolio loans			1.22	1.11

(1) As adjusted on a pro forma basis to present the Company's 2005 results as if its acquisition of minority interests in subsidiary banks and the termination of its S corporation status, which became effective on December 31, 2005, were in effect for all of 2005.

CONTACT: Porter Bancorp, Inc. Maria L. Bouvette, 502-499-4800